M & T Bank

88 Exchange Street

Binghamton, NY 13901

September 9, 2015

Mr. Michael German, President

Corning Natural Gas Holding Corporation

330 West Williams Street

Corning, NY 14830

Re: Financing Request for Pike County Opportunity

Dear Mike:

I am pleased to inform you that your request for financing the stock purchase of Pike County Light & Power Company from Orange & Rockland Utilities has been approved. Attached with this letter is a list of terms and conditions of the respective credit facilites.

This Commitment Letter is not intended to set forth each and every requirement of the Bank with respect to this loan transaction. This loan shall be further contingent upon (i) the execution and delivery to the Bank of all agreements, instruments and other writings that the Bank or its counsel deems necessary or appropriate in connection with this loan; and (ii) there not having occurred or existed on or after the date of this letter and before the loan is closed any event or condition that we reasonably believe would or might have a material adverse affect on you or on your business, render any collateral less valuable than we had previously determined it to be or would cause us to deem ourselves insecure in making the loan.

This Commitment Letter constitutes the entire agreement and understanding between you and M&T Bank with respect to the Commitment and supersedes all prior negotiations, understandings and agreements between such parties with respect to this Commitment, including, without limitation, those expressed in any prior proposal or commitment letter delivered by us to you. No modification, recission, waiver, release or amendment of any provision of this Commitment Letter shall be made, except by a written agreement signed by you and a duly authorized officer of M&T Bank.

This Commitment Letter, which is not assignable by you, shall automatically expire and be null and void if (i) we have not received an original of this letter executed by you, along with the fee set forth in Attachment A , executed by you on or before September 15, 2015 (ii) prior to any such receipt, we, orally or in writing, give notice of withdrawal hereof; or (iii) if this loan has not closed on or before August 30, 2016 (the “Closing Date”). We may extend the Closing Date, in our sole discretion, provided such extension is in writing and, if so extended, the interest rate may be adjusted to market conditions.

Kindly acknowledge your approval of this Commitment by signing and returning this letter along with the referenced fee. Thank you for the opportunity to provide this financing. I am confident that you will be pleased with the quality service provided by M&T Bank. If you have any questions, please contact me at (607) 779-5909.

Very truly yours,

MANUFACTURERS AND TRADERS TRUST COMPANY

By:/s/ Edgar B Parson III

Edgar B. Parsons III, Vice President

Acknowledged, agreed and accepted this 9th day of September , 2015.

Corning Natural Gas Holding Corporation.

By: /s/ Michael I. German

Name: Michael I. German

Title: President and CEO

1

Attachment A

Pike County Acquisition

Terms and Conditions:

Borrower:	Pike County Light & Power Company (collectively known as the "Borrower")
Purpose:	Partially finance the purchase of Pike County Light & Power Company from Orange & Rockland Utilities.

Credit Facilities:	1. Up to $12,000,000 Term loan. 2. $2,000,000 in Line of Credit for short term working capital purposes.

Facility Term/Amortization:

1.       The Term Loan will mature Five (5) years from the date of closing. Billed interest only for 6 months, then commence monthly payments of principal and interest based on an amortization not to exceed 10 years.

2.       The Line of Credit will be a Demand facility billed Interest only monthly.

Pricing:	Facility 1 will price on a variable interest based on 1 Month LIBOR plus 300 basis points. Facility 2 will price on a variable interest based on 1 Month LIBOR plus 275 basis points.
Interest Rate Hedging	The Borrower may elect to hedge the interest rate risk of variable pricing on the Term Loan through an interest rate derivative at any point in the amortization of the loan.

Commitment Fee:	A 50 basis point fee on the term loan amount. The $60,000 fee is considered earned and is due upon issuance of the Commitment.

Corporate Guarantor:	All loans shall have an unlimited corporate guaranty of the parent entity, Corning Natural Gas Holding Corporation.

Collateral:	Perfected First lien Uniform Commercial Code Financing statements covering all business assets now owned or hereafter acquired related to the Borrower.

2

Covenants, Reporting and Other Terms:
Covenants:

Customary and normal for this type of transaction to include, at a minimum, debt service coverage, liquidity, and leverage. Covenants shall be set at levels mutually acceptable to Borrower and M&T Bank.

Financial Reporting:

Customary reporting including, but not limited to the following:

1.       Borrower’s and Guarantor’s annual audited financial statements within 120 days of fiscal year end.

2.       Operating and capital budget for the following fiscal year to be delivered prior to 12/31 of the current year.

3.       Quarterly submission of management prepared financial statements, and covenant compliance certificate.

Other Terms and Conditions:

Existing Mortgage Bond in approximate amount of $3,200,000 to be paid off at closing. M&T Bank agrees to work with Corning and Woodmen to seek a waiver of the notice provision so that closing, redemption and our new loan could occur concurrently. If this proved unsuccessful, we would accept a second security position on all of Pike’s assets as well as a guarantee of the debt by Corning Natural Gas Holding Corporation (“CNGHC”). We would loan Pike County Light and Power Company $8.8 million to close the transaction with Orange & Rockland and approximately 30 days later an additional $3.2 million to retire the first mortgage bonds. At that time we would have a first priority security interest in all of Pike’s assets.

Any existing debt, including Intercompany short and long term payables, to be paid off at closing.

Borrower shall have delivered to M&T, sufficiently in advance of closing, all information and documentation required by M&T to evidence or facilitate both the Borrower’s and M&T’s compliance with all applicable laws and regulations, including, without limitation, all “know your customer” rules in effect from time to time pursuant to the Bank Secrecy Act, USA PATRIOT Act and other applicable laws. Any failure by Borrower or any necessary third party to deliver to M&T, in a timely manner, any material information or documentation requested, or any misrepresentation or inaccuracy with respect to such information or documentation, or if M&T reasonably determines that opening any account contemplated herein would potentially violate M&T’s regulatory compliance policies or applicable law, shall permit M&T to withdraw or cancel this financing offer, without liability.

Representations and Warranties, Permits and Licenses:

Customary, including, but not limited to, corporate existence, due authorization, execution, delivery, validity and enforceability of documentation, no violation of law or any agreement or instrument, financial information, solvency, litigation and compliance with law, agreements and instruments.

3

Equity Raise:	Evidence that the required equity portion of the transaction has been raised and is available for closing.

Fees and Expenses:	All costs associated with this transaction, including but not limited to, the costs of preparation of documents, Bank's counsel's fees and all other out of pocket expenses of M&T Bank shall be the responsibility of the Corning Natural Gas Holding Company regardless of whether the transaction closes.